UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

Assisted Living Concepts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-13498	93-1148702
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W140 N8981 Lilly Road, Menomonee Falls, WI	53051
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-257-8888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

(a) On December 6, 2010, Thornridge Holdings Limited, a Nova Scotia limited company, (“Thornridge Holdings”), filed a statement on Schedule 13D with the Securities and Exchange Commission (the “Schedule 13D”) reporting that on November 5, 2010, it had acquired 172,658 shares of the Class A Common Stock and 1,361,000 shares of the Class B Common Stock of Assisted Living Concepts, Inc. (“ALC”) formerly owned by Scotia Investments Limited (“Scotia Investments”) and its subsidiaries. According to the Schedule 13D, Blomidon Investments Limited (“Blomidon”), the ultimate parent corporation of Scotia Investments, and three holding companies of Blomidon that owned all of the common shares of Blomidon, including Thornridge Holdings, completed a reorganization pursuant to which, among other things, Thornridge Holdings acquired all of the ALC shares formerly held by Scotia Investments and its subsidiaries. The aggregate purchase price for the ALC shares acquired by Thornridge Holdings in the reorganization, as reported in the Schedule 13D, was Cdn$53,241,407, representing Cdn$32.55 per share of ALC’s Class A Common Stock and Cdn$34.99 per share of ALC’s Class B Common Stock. Thornridge Holdings reported that the purchase price for the assets it acquired in the reorganization, including but not limited to the ALC shares, was paid for by Thornridge Holdings by a combination of the proceeds of the sale of its shares of Blomidon to Blomidon and the payment of a cash amount. In connection with the reorganization, Thornridge Holdings further reported that it and certain of the private companies acquired in the reorganization entered into credit facilities with The Canadian Imperial Bank of Commerce (“CIBC”) for loans that were used or will be used for working capital, capital expenditures, possible expansions and acquisitions and the payment of approximately twenty-five percent of the aggregate purchase price of all assets acquired in the reorganization.

The Schedule 13D indicates that: (i) all of the outstanding voting shares of Thornridge Holdings are held by fourteen private holding companies owned by members of the extended family of Mrs. Jean Hennigar, a daughter of the late R.A. Jodrey, including her son David J. Hennigar, who is chairman of ALC’s Board of Directors, Chairman and President of Thornridge Holdings and one of Thornridge Holdings’ ten directors; (ii) none of the ten directors of Thornridge Holdings individually has the power to vote or dispose of the ALC shares held by Thornridge Holdings; (iii) matters relating to the voting and disposition of ALC shares held by Thornridge Holdings are determined exclusively by its board of directors; and (iv) Mr. Hennigar and each of the other directors of Thornridge Holdings disclaims beneficial ownership of the ALC shares held by Thornridge Holdings.

Under ALC’s Amended and Restated Articles of Incorporation, each share of Class B Common Stock is convertible at any time, at the holder’s election, into 1.075 shares of Class A Common Stock. In addition, any shares of Class B Common Stock transferred to a person other than a permitted holder of Class B Common Stock, as provided in the Amended and Restated Articles of Incorporation, will automatically convert into shares of Class A Common Stock on the same basis upon any such transfer. Thornridge Holdings is such a permitted holder.

Following completion of the reorganization, Thornridge Holdings holds directly 172,658 shares of ALC’s Class A Common Stock and 1,361,000 shares of ALC’s Class B Common Stock. Thornridge Holdings has the right to indirectly acquire 1,463,075 shares of Class A Common Stock upon conversion of the aggregate 1,361,000 shares of Class B Common Stock which it holds, pursuant to the conversion feature which allows each share of Class B Common Stock to be converted into 1.075 shares of Class A Common Stock at the option of the holder. Consequently, based on 9,984,933 shares of Class A Common Stock and 1,521,801 shares of Class B Common Stock issued and outstanding as of November 1, 2010, as reported in ALC’s amended quarterly report on Form 10-Q for the quarter ended September 30, 2010, Thornridge Holdings may be deemed to beneficially own an aggregate of 1,635,733 shares, or 14.3% of the outstanding shares of ALC’s Class A Common Stock. Furthermore, because generally each share of Class B Common Stock entitles the holder to ten votes with respect to all matters upon which stockholders are entitled to vote, while each share of Class A Common Stock entitles the holder to one vote on such matters, with the holders of Class A Common Stock and Class B Common Stock voting together on such matters without regard to class, Thornridge Holdings may be deemed to have acquired in the reorganization approximately 54.7% of the total voting power of ALC based on shares outstanding as of November 1, 2010. There have been no significant changes in ALC’s outstanding shares since November 1, 2010.

ALC issued a press release on December 10, 2010 regarding the transfer of its shares pursuant to the reorganization, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(b) In its Schedule 13D, Thornridge Holdings reported that it has pledged all of the 172,658 shares of ALC’s Class A Common Stock and 1,361,000 shares of ALC’s Class B Common Stock acquired by it in the reorganization described above as security for loans from CIBC, subject to pledge arrangements. If a default on the pledge arrangements were to occur, another person (or persons) may obtain voting or investment power over the pledged shares. As noted above, any transfers of ALC’s Class B Common Stock to any person or persons other than a permitted holder, as provided in ALC’s Amended and Restated Articles of Incorporation, would result in the automatic conversion of each such share of ALC’s Class B Common Stock into 1.075 shares of ALC’s Class A Common Stock. Upon such a default, CIBC would not be such a permitted holder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release, dated December 10, 2010, issued by Assisted Living Concepts, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 10, 2010

ASSISTED LIVING CONCEPTS, INC.

By:   /s/ John Buono
John Buono, Senior Vice President,
Chief Financial Officer & Treasurer